Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015

Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
January 15, 2010

Dear Ladies and Gentlemen:

I have acted as counsel for Walgreen Co., an Illinois corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company proposes to register 20,000,000 shares of the Company’s Common Stock (the "Shares"). The Shares are issuable in connection with the Company’s 1982 Employees Stock Purchase Plan (the "Plan"). I have examined such records and documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Dana I. Green
Dana I. Green
Senior Vice President,
General Counsel & Corporate Secretary